Exhibit 99.3

3D Systems Announces New Strategic Focus, Reorganization and Restructuring Plans

•Reorganizing to focus on two market verticals – Healthcare and Industrial
•Restructuring to reduce operating costs by $100 million per year

ROCK HILL, South Carolina, August 5, 2020 – 3D Systems (NYSE:DDD) today announced a new strategic focus to accelerate the adoption of additive manufacturing solutions for applications in growing markets that demand high reliability products.

“We have a tremendous opportunity in this industry, and I’m excited by the passion, the breadth of technology and the exceptional capabilities within our company,” said 3D Systems President and CEO, Dr. Jeffery Graves. “In the two months since I joined 3D Systems, I have held many reviews and discussions with our employees and key customers to understand the value we deliver, and the markets that we serve. This has enabled us to state a clear purpose for our company moving forward - one that builds upon on our unique history and core strengths, which will guide us to an exciting future ahead: We are the leaders in enabling additive manufacturing solutions for applications in growing markets that demand high reliability products.”

“We will focus on markets and applications where a premium is placed upon performance and reliability; with engineering/technology cultures that seek product innovation as a means of delivering value to their customers; and with processes that tend to be highly controlled. Thanks to our unique offering of hardware, software, materials and services, combined with our leadership in application knowledge, we believe we are best-positioned to provide additive manufacturing solutions for specific, high-value applications in growing markets like healthcare, aerospace and defense. We have a demonstrated capability to be successful in these markets, with our technologies and process knowledge today enabling up to half-million production parts to be made through additive manufacturing each day.

Dr. Graves continued, “To accelerate value creation for our customers, we are simplifying and focusing our organization by realigning the company’s breadth of capabilities into two key market verticals - Healthcare and Industrials. Each of these teams will drive application specific solutions within these market verticals.”

“In connection with this organizational realignment we have an opportunity to maximize efficiencies with a need to align our operating costs with current revenue levels. As such, we will reduce our workforce by nearly 20%, with the majority being completed by year-end. This reduction in force is a difficult but essential step in our ongoing strategic process, designed to better position the company for sustainable and profitable growth," said Dr. Graves. "I would like to express my appreciation to each of the employees impacted by this decision for their dedicated service."

The company expects the resizing effort, in conjunction with other cost reduction measures, to reduce annualized costs by approximately $100 million by the end of next year. This should enable the company to be profitable at current revenue levels and be well positioned to leverage the sales growth as it returns. Other cost reduction efforts include reducing the number of facilities and examining every aspect of the company’s manufacturing and operating costs. The company will incur a cash charge in the range of $25 to $30 million for severance, facility closing and other costs, primarily in the second half of this year. The company may incur additional charges in 2021 as it finalizes all the actions to be taken. Non-cash charges related to these actions are expected to be less than $5 million. The company is also evaluating the divesture of parts of the business that do not align with this strategic focus.

To provide the company with sufficient financial flexibility to complete this transformation and to work through these uncertain times caused by the pandemic, the Board of Directors has approved an at-the-market equity program (“ATM Program”) that allows the company from time to time to issue up to a total of $150 million of shares of the company’s common stock to the public, at the company’s discretion. For more information on the ATM Program, please see the company’s press release on the ATM Program issued earlier today.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Q2 2020 Conference Call and Webcast
The company will discuss its new strategic focus and organizational restructuring during its earnings conference call and webcast being held today, which may be accessed as follows:

Date: Wednesday, August 5, 2020
Time: 4:30 p.m. Eastern Time
Listen via webcast: www.3dsystems.com/investor
Participate via telephone: 201-689-8345

The webcast replay will be available approximately two hours after the end of the conference call at www.3dsystems.com/investor.

Forward-Looking Statements
Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward-looking statements can be identified by terms such as "believes," "belief," "expects," "may," "will," "estimates," "intends," "anticipates" or "plans" or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions, and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as of the date of the statement. 3D Systems undertakes no obligation to update or review any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise.

About 3D Systems
More than 30 years ago, 3D Systems brought the innovation of 3D printing to the manufacturing industry. Today, as the leading Additive Manufacturing solutions partner, we bring innovation, performance, and reliability to every interaction - empowering our customers to create products and business models never before possible. Thanks to our unique offering of hardware, software, materials and services, each application-specific solution is powered by the expertise of our application engineers who collaborate with customers to transform how they deliver their products and services. 3D Systems’ solutions address a variety of advanced applications in Healthcare and Industrial markets such as Medical and Dental, Aerospace & Defense, Automotive and Durable Goods. More information on the company is available at www.3dsystems.com.

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